                                                                     EXHIBIT 8.1

                      [MUNGER, TOLLES & OLSON LETTERHEAD]



                               November 18, 1996




Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska  68131

Gentlemen:

          You have requested our opinion regarding the discussions of the material United States Federal income tax consequences under the captions "SUMMARY--The Merger--Certain Federal Income Tax Considerations" and "THE MERGER--Certain Federal Income Tax Considerations" in the combined Proxy Statement of FlightSafety International, Inc. ("FlightSafety") and Prospectus of Berkshire Hathaway Inc. ("Berkshire") (the "Proxy Statement/Prospectus") which is included in the Registration Statement on Form S-4 (the "Registration Statement") filed by Berkshire with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of FlightSafety with and into NY Acquisition Sub Inc. ("Merger Sub"), a wholly-owned subsidiary of Berkshire. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

          In rendering our opinion, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

          Based upon the foregoing, it is our opinion that the statements made under the captions "SUMMARY--The Merger--Certain Federal Income Tax Considerations" and "THE MERGER--Certain Federal

Berkshire Hathaway Inc.
November 18, 1996
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Income Tax Considerations" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the IRS.

          This opinion is being furnished in connection with the Proxy Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in the facts from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

          We hereby consent to the use of our name under the caption "THE MERGER--Certain Federal Income Tax Considerations" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,


                                    MUNGER, TOLLES & OLSON